Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement (No. 333-262043) on Form S-3 and (No. 333-234475) on Form S-8 of Altus Midstream Company of our report dated February 25, 2021, with respect to the consolidated financial statements of EPIC Crude Holdings, LP, which report appears in the Form 10-K of Altus Midstream Company dated February 22, 2022.

/s/ KPMG LLP

San Antonio, TX
February 22, 2022